Exhibit  99.1 Press Release, dated February 22, 2006 (furnished pursuant to Item 2.02)

FOR IMMEDIATE RELEASE
Contact:
Craig Eisenacher
Bristol West Insurance Group
Phone: (954) 316-5192

BRISTOL WEST REPORTS EARNINGS FOR 2005, RETURN ON AVERAGE EQUITY OF 16.6 PERCENT, AND ANNOUNCES SHAREHOLDERS’ DIVIDEND

DAVIE, Fla., February 22, 2006 -- Bristol West Holdings, Inc. (NYSE: BRW) today reported earnings of $11.7 million, or $0.37 per average fully diluted share, for the quarter ended December 31, 2005 and $54.7 million, or $1.70 per average fully diluted share, for the year ended December 31, 2005. The Company’s return on average equity for the twelve months ended December 31, 2005 was 16.6%. The Company also announced that its Board of Directors has declared a dividend of $0.07 per share payable on or before March 22, 2006 to all shareholders of record as of March 8, 2006.

Net income for the three months ended December 31, 2005 was $11.7 million compared to $15.5 million for the three months ended December 31, 2004. Diluted earnings per share were $0.37 for the most recent three months compared to $0.47 for the three months ended December 31, 2004. During the most recent quarter, the Company incurred pre-tax losses from Hurricane Wilma of $2.2 million and expenses associated with the previously disclosed regulatory inquiries concerning the Company’s reinsurance agreements of $0.4 million. Exclusive of the effect, after taxes, of the hurricane losses and the expenses associated with the regulatory inquiries, net income was $13.4 million for the fourth quarter of 2005, a decline of 14%, and diluted earnings per share were $0.43, a decline of 9% compared to the three months ended December 31, 2004.

Net income for the year ended December 31, 2005 was $54.7 million compared to $61.1 million for the year ended December 31, 2004, a decline of 10%. Diluted earnings per share were $1.70 for the year ended December 31, 2005 compared to $1.89 for the year ended December 31, 2004, also a decline of 10%. During 2005, the Company incurred pre-tax losses from Hurricanes Katrina, Rita and Wilma of $2.5 million and expenses associated with the previously disclosed regulatory inquiries concerning the Company’s reinsurance agreements of $2.7 million. During the twelve months ended December 31, 2004, the Company incurred pre-tax losses of $1.0 million from Hurricanes Charley, Frances, Ivan and Jeanne, a pre-tax charge related to the refinancing of the Company’s credit facility of $1.6 million, and the pre-tax cost of stock awards to the Company’s employees in connection with the Company’s initial public offering of $0.9 million. Excluding such losses and expenses from both periods, net income for the year ended December 31, 2005 was $58.1 million compared to $63.3 million for the year ended December 31, 2004, a decline of 8%. Diluted earnings per share excluding such losses and expenses were $1.81 for the year ended December 31, 2005 compared to $1.96 for the comparable period of 2004, also a decline of 8%.

James R. Fisher, Chairman and CEO, said, “In 2005, we continued to refine and enhance the structure and pricing of our products. We also continued to build out systems that improve the speed and quality of our policy and claim services. All of these initiatives are focused on building long-term shareholder value. Most importantly, we maintained our underwriting discipline and earned a very attractive return on average equity of 16.6%. I’d like to thank all of our dedicated employees for their hard work.

I’m also pleased to announce that effective July 1 of this year, Jeff Dailey will become Chief Executive Officer and Simon Noonan will become Chief Operating Officer. Jeff and Simon have been instrumental in defining and executing our strategic plan for Bristol West. They have recruited a deep and talented team that is committed to delivering sustainable long-term shareholder value. I will remain as Executive Chairman of the Board of Directors, and in that role I will continue to work with the team in setting strategy. We look forward to 2006 and beyond.”

Highlights

•	Increased the number of agencies and brokerages with which we do business by 420 in the most recent quarter and by 1,420 for all of 2005 to approximately 7,720;

•	Increased point of sale underwriting to 99% of new business applications for the quarter;

•	Repurchased 51,100 shares during the quarter at a cost of $1 million under the previously announced $20 million stock repurchase program authorized on October 28, 2005;

•	Terminated our 2005 quota share reinsurance agreement and received $11.0 million from our reinsurer on January 31, 2006 in settlement of the commutation of this agreement effective January 1, 2006.

Earnings Before Taxes and Income Taxes

Net income before taxes was $16.9 million for the fourth quarter of 2005. Net income before taxes for the quarter excluding Hurricane Wilma losses and the cost of responding to the regulatory inquiries was $19.5 million compared to pretax income of $24.1 million for the fourth quarter of 2004.

Net income before taxes was $84.4 million for the year ended December 31, 2005 compared to $95.9 million for the year ended December 31, 2004. Net income before taxes for the year ended December 31, 2005 was $89.6 million before the impact of losses relating to Hurricanes Katrina, Rita and Wilma and costs associated with responding to the regulatory inquiries, compared to $99.4 million for the year ended December 31, 2004 before charges related to the refinancing of the Company’s credit facility, stock awards to the Company’s employees in connection with the Company’s initial public offering, and losses relating to Hurricanes Charley, Frances, Ivan and Jeanne, a decline of 10%.

Federal and state income taxes were $29.7 million for the year ended December 31, 2005, representing an effective tax rate of 35.17%, down from 36.25% for 2004 and for the first three quarters of 2005. The income tax rate for the year ended December 31, 2005 was slightly lower than the anticipated tax rate driven principally by a lower aggregate state tax rate, the effect of which was recorded in the fourth quarter.

Written Premium and Fees

Gross written premium was $141.6 million for the quarter ended December 31, 2005 compared to $149.5 million for the same quarter of 2004, a decline of 5%. The change in expected policy cancellations added $6.8 million, or 5%, to gross written premium in the current quarter compared to a reduction of $0.8 million, or less than 1%, in the comparable quarter of 2004. The provision for expected policy cancellations adjusts the balances of premiums receivable and unearned premiums to amounts the Company expects to ultimately collect and earn.

Gross written premium was $617.9 million for the year ended December 31, 2005 compared to $752.9 million for the same period of 2004, a decline of 18%. The change in expected policy cancellations added $18.9 million, or 3%, to gross written premium in the current year compared to $46.3 million, or 6%, in the comparable period of 2004. The decline in direct written premium emanated primarily from California where written premium declined by 30% for the year.

Net written premium increased to $125.1 million for the quarter ended December 31, 2005 from $73.7 million for the comparable quarter of 2004, an increase of 70%. Higher premium retention resulting from lower quota share reinsurance cessions in 2005 compared to 2004 boosted reported net written premium by $57.6 million for the last quarter of 2005 compared to the last quarter of 2004.

Net written premium increased to $653.1 million for the year ended December 31, 2005 from $369.0 million for 2004, an increase of 77%. The increase was driven by the reduction in the cession percentage to 10% for 2005 business from 50% for 2004 business and the termination and commutation of the Company’s 2002-2004 quota share reinsurance agreement effective January 1, 2005.

Fee income was $13.4 million in the fourth quarter of 2005 compared to $19.0 million in the prior year’s fourth quarter, which was 8.8% and 10.6% of gross earned premium, respectively. For the years ended December 31, 2005 and 2004, fee income was $62.5 million and $74.1 million, representing 9.7% and 10.6% of gross earned premium, respectively. The most prominent factors affecting the level of fee income are a lesser percentage of the Company’s business emanating from California where the fee percentage is higher than in the other states, and a much greater percentage of the Company’s new business being paid by electronic funds transfer (“EFT”), on which the Company charges lower fees. The EFT business is more persistent and has produced a lower loss ratio than the remainder of the Company’s business.

Net Investment Income

Net investment income was $4.7 million for the quarter ended December 31, 2005 compared to $2.6 million for the same period of 2004, an increase of 81%. For the year ended December 31, 2005, net investment income increased 91% to $17.2 million from $9.0 million in 2004. Investment income increased due to higher average invested assets during both the quarter and year ended December 31, 2005 compared to the corresponding periods of 2004.

Key Ratios

Due to the Company’s significant reduction in its quota share reinsurance cessions, the 2005 loss, expense and combined ratios are not comparable to those of 2004 on a net (after reinsurance) basis. The Company’s gross combined ratio (before the effects of reinsurance) was 90.8% for the fourth quarter of 2005 compared to 86.1% for the same quarter of 2004. The gross loss ratio was 67.3% for the fourth quarter of 2005, higher by 0.9 points compared to 66.4% for the fourth quarter of 2004. Exclusive of the losses associated with Hurricane Wilma, which added 1.4 points to the loss ratio for the fourth quarter of 2005, the loss ratio declined by 0.5 points for the quarter. The gross expense ratio (acquisition and operating expenses net of fee and other income) was 23.5% for the most recent quarter compared to 19.7% for the same quarter of 2004. During the fourth quarter of 2005, the Company incurred pre-tax costs of $0.4 million associated with responding to the previously disclosed regulatory inquiries concerning the Company’s reinsurance agreements. This combined with lower fee income as a percentage of premium accounted for 2.1 points of the increase in the expense ratio.

For the year ended December 31, 2005, the Company experienced an insignificant amount of adverse development on loss and loss adjustment expense reserves related to prior years compared to $2.5 million of adverse development during the year ended December 31, 2004. Development on loss and loss adjustment expense reserves occurs when previously established loss and loss adjustment expense reserves are adjusted downward (favorable development) or upward (adverse development). Adjustments to reserves established in prior reporting periods are reported in the period in which the adjustments are made.

Condensed Consolidated Balance Sheets

The Company terminated and commuted its 2002-2004 quota share reinsurance agreement effective January 1, 2005 and settled all balances receivable and payable with its reinsurers in January 2005. The commutation significantly impacted the balance sheet as summarized below:

Cash received	$ 196,648
Reduction in receivables from reinsurers	(392,081)
Increase in deferred policy acquisition costs	30,609
Net (reduction) in assets	(164,824)

Reduction in reinsurance payables	(164,824)
Net (reduction) in liabilities	$ (164,824)

Supplemental Information - Reinsurance

For the three months ended December 31, 2005, the Company ceded $17.1 million of earned premium to all reinsurers, or approximately 11% of its gross earned premium. Losses and commissions recovered from reinsurers totaled $17.2 million, for a net pre-tax benefit from reinsurance of $0.1 million, or 0.6% of ceded earned premium for the quarter ended December 31, 2005. The current quota share agreement with National Union Fire Insurance Company of Pittsburgh (“National Union”) accounted for 85%, or $14.5 million, of ceded earned premium.

Effective January 1, 2006, the Company terminated and commuted its 2005 quota share reinsurance agreement with National Union on a cut-off basis. As a result, National Union was released from all liability on the contract as of January 1, 2006 and all balances between the companies were settled resulting in the receipt of $11.0 million by the Company on January 31, 2006.

Regulatory Inquiries

As previously reported, the Company received subpoenas from the Florida Office of Insurance Regulation and the Securities & Exchange Commission (the “SEC”) and a grand jury subpoena from the United States Attorney for the Southern District of New York (the “USAO”) seeking information relating to the Company’s finite reinsurance agreements. The SEC and the USAO continue to request additional documents and information from the Company, including interviews of various individuals. The Company is cooperating with the Florida Office of Insurance Regulation, the SEC and the USAO.

All of the material reinsurance agreements to which the Company has been a party have been terminated and settled, and the reinsurers have been released from all future liabilities under the agreements. Inasmuch as the governmental investigations are ongoing and the various regulatory authorities could reach conclusions different from the Company’s concerning the treatment of these transactions in the Company’s financial statements, it would be premature to reach any conclusions as to the likely outcome of these matters and their potential impact upon the Company.

Common Stock Repurchases

As previously announced, on October 28, 2005, the Company’s Board of Directors authorized the repurchase of $20 million of the Company’s outstanding common stock. Under this program, share purchases may be made from time to time in the open market depending on share price, market conditions, and other factors. During the fourth quarter of 2005, the Company repurchased 51,100 shares at a cost of $1.0 million and per share cost of $18.63.

About Bristol West

Bristol West Holdings, Inc. began its operations in 1973, and provides non-standard private passenger automobile insurance exclusively through agents and brokers in 21 states. Bristol West is traded on the New York Stock Exchange under the symbol, BRW.

For more information about Bristol West, please visit our website, www.bristolwest.com.

This press release may contain statements that constitute "forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995." Statements in this press release not dealing with historical results may be forward-looking and are based on estimates, assumptions and projections. Forward-looking statements may be identified by words such as "believe", "expect", "may", "will", "should", "seek", "intend", "plan", "estimate", "anticipate" or the negative version of those words or other comparable terminology and similar statements of a future or forward-looking nature.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Readers are advised to review the risk factors set forth in the company’s final prospectus dated February 11, 2004, and in its other documents filed with the United States Securities and Exchange Commission. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

BRISTOL WEST HOLDINGS, INC.
COMPARATIVE INCOME STATEMENTS
($ in thousands, except per share data)
(Unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
Income	2005	2004	2005	2004
Gross written premium	$141,616	$149,510	$617,873	$752,859
Net written premium	125,086	73,684	653,131	369,011
Gross earned premium	152,579	179,083	646,944	695,605

Net earned premium	$135,506	$88,072	$595,072	$325,321
Net investment income	4,718	2,558	17,188	9,018
Realized (loss) gain on investments, net	(89)	(17)	(106)	1
Fee income	13,383	19,025	62,538	74,052
Other income	747	803	2,857	2,509
Total income	154,265	110,441	677,549	410,901

Expenses
Losses and loss adjustment expenses incurred	89,878	58,749	394,606	219,358
Commissions and other underwriting expenses	35,193	19,086	154,040	58,428
Other operating and general expenses	10,569	7,370	38,129	31,358
Interest expense	1,158	867	4,229	2,990
Extinguishment of debt	0	0	0	1,613
Stock-based compensation	582	300	2,168	1,255
Total expenses	137,380	86,372	593,172	315,002

Income before federal and state income taxes	16,885	24,069	84,377	95,899

Federal and state income taxes	5,209	8,544	29,675	34,762
Net earnings	$11,676	$15,525	$54,702	$61,137

Basic earnings per share	$0.39	$0.49	$1.78	$1.99
Diluted earnings per share	$0.37	$0.47	$1.70	$1.89
Weighted average common shares outstanding	29,810,733	31,546,801	30,648,419	30,680,692
Weighted average common shares outstanding
including potentially dilutive common shares	31,466,552	33,000,859	32,145,635	32,304,121

Loss ratio	66.3%	66.7%	66.3%	67.4%
Expense ratio	23.3%	7.5%	21.3%	4.1%
Combined ratio	89.6%	74.2%	87.6%	71.5%

BRISTOL WEST HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands, except share data)
(Unaudited)

	December 31,	December 31,
	2005	2004

Assets
Total investments	$454,872	$283,568
Cash and cash equivalents	32,399	11,508
Reinsurance receivables	61,658	402,019
Receivables, net	169,189	183,247
Goodwill	101,546	101,611
Other assets	73,692	58,967
Total assets	$893,356	$1,040,920

Liabilities and Stockholders' Equity
Total policy liabilities	$406,805	$437,996
Reinsurance payables	30,590	166,513
Accounts payable and other liabilities	49,081	40,700
Long-term debt	69,925	73,388
Total liabilities	556,401	718,597

Total stockholders' equity	336,955	322,323
Total liabilities and stockholders' equity	$893,356	$1,040,920

Book value per share	$11.13	$10.11

BRISTOL WEST HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)

DIRECT WRITTEN PREMIUM PRODUCTION BY STATE
($ in millions)

	Three months ended			Twelve months ended
	December 31,		%	December 31,		%
State	2005	2004	Change	2005	2004	Change

California	$57.5	$75.3	-23.6%	$277.4	$396.2	-30.0%
Florida	21.4	22.6	-5.3%	91.2	100.8	-9.5%
Michigan	19.7	19.0	3.7%	83.5	71.9	16.1%
Texas	5.0	5.5	-9.1%	22.5	16.7	34.7%
South Carolina	4.9	4.2	16.7%	20.2	17.4	16.1%
Pennsylvania	5.9	3.3	78.8%	18.0	15.2	18.4%
New Hampshire	3.9	1.6	143.8%	15.7	12.9	21.7%
Maine	3.3	3.1	6.5%	14.1	13.2	6.8%
Virginia	2.2	2.2	0.0%	9.1	11.4	-20.2%
Georgia	1.9	2.8	-32.1%	8.8	11.4	-22.8%
All Other (includes 11 states)	9.2	10.7	-14.0%	38.5	39.4	-2.3%
Total	$134.9	$150.3	-10.2%	$599.0	$706.5	-15.2%

Change in expected policy cancellation provision	6.8	(0.8)	n/m	18.9	46.3	n/m

Total, net of change in expected policy cancellation provision	$141.7	$149.5	-5.2%	$617.9	$752.8	-17.9%

BRISTOL WEST HOLDINGS, INC.
SUPPLEMENTAL DATA
($ in thousands)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004

Underwriting Results Before Reinsurance

Revenues
Gross earned premium	$152,579	$179,083	$646,944	$695,605

Expenses
Losses and adjustment expenses incurred	102,750	118,907	431,791	462,607
Commissions	22,068	28,212	95,371	106,695
Other underwriting expenses	17,402	19,547	70,964	64,208
Other operating and general expenses	10,569	7,370	38,129	31,358
Total underwriting expenses	152,789	174,036	636,255	664,868
Gross underwriting result	(210)	5,047	10,689	30,737
Fee and other income	14,130	19,828	65,395	76,561
Pretax underwriting income	$13,920	$24,875	$76,084	$107,298

Gross loss ratio	67.3%	66.4%	66.7%	66.5%
Gross expense ratio	23.5%	19.7%	21.5%	18.1%
Gross combined ratio	90.8%	86.1%	88.2%	84.6%

Reinsurance Ceded Results

Revenues
Ceded earned premium	$17,073	$91,011	$51,872	$370,284

Expenses
Ceded losses and adjustment expenses incurred	12,872	60,158	37,185	243,249
Ceding commissions	4,277	28,673	12,295	112,475
Total underwriting expenses	17,149	88,831	49,480	355,724
Ceded underwriting (loss) income	$(76)	$2,180	$2,392	$14,560

Ceded loss ratio	75.4%	66.1%	71.7%	65.7%
Ceded expense ratio	25.1%	31.5%	23.7%	30.4%
Ceded combined ratio	100.5%	97.6%	95.4%	96.1%

Net Underwriting Results

Revenues
Net earned premium	$135,506	$88,072	$595,072	$325,321

Expenses
Net losses and loss adjustment expenses incurred	89,878	58,749	394,606	219,358
Commissions - net of reinsurance	17,791	(461)	83,076	(5,780)
Other underwriting expenses	17,402	19,547	70,964	64,208
Other operating and general expenses	10,569	7,370	38,129	31,358
Total underwriting expenses	135,640	85,205	586,775	309,144

Net underwriting result	(134)	2,867	8,297	16,177
Fee and other income	14,130	19,828	65,395	76,561
Pretax underwriting income	$13,996	$22,695	$73,692	$92,738

Net loss ratio	66.3%	66.7%	66.3%	67.4%
Net expense ratio	23.3%	7.5%	21.3%	4.1%
Net combined ratio	89.6%	74.2%	87.6%	71.5%

	December 31,
Reinsurance Balances	2005	2004
Reinsurance recoverable on paid and unpaid losses
and loss adjustment expenses	$31,517	$155,326
Prepaid reinsurance	21,470	108,601
Ceding commission receivable	8,671	138,092
Reinsurance payables	(30,590)	(166,513)
Net balance	$31,068	$235,506